Sub-Item 77O:  Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Pemberwick Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period November 1, 2012 through April 30, 2013 in accordance with the Trust's Rule 10f-3 Procedures.

1.	Issuer:  Apple Inc. (AAPL 0.45%, May 3, 2016)

2.	Underwriter From Whom Purchased:  Goldman, Sachs &
Company

3.	Other Members of the Underwriting Syndicate: Deutsche
Bank Securities Inc., Citigroup Global Markets Inc., J.P.
Morgan Securities LLC, Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Barclays Capital Inc. and Standard
Chartered Bank.

4.	Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the
Trust) Advised by the Adviser/Sub-Adviser and Other
Accounts over which the Adviser/Sub-Adviser Has
Investment Discretion:  $35,100,353

5.	Purchase Price:  $99,819

6.	Percentage of Issue:  2.35%

7.	The security was (a) part of an issue registered under
the Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

8.	The underwriting was a firm commitment underwriting.

9.	The commission, spread or profit was reasonable and fair
in relation to that being received by others for underwriting similar securities during the same period.

10.	The issuer of the securities, and its predecessors,
have been in continuous operation for not less than three years.

11.	The Adviser/Sub-adviser of the Fund is a principal
underwriter of the security, or an affiliated person of a principal underwriter of the security.

12.	The amount of the securities purchased by the Fund,
all investment companies (including other series of the Trust) advised by the Adviser/Sub-adviser and other accounts with respect to which the Adviser/Sub-adviser has investment discretion did not exceed 25% of the principal amount of the offering.

13.	No Affiliated Underwriter of the purchasing Fund was
a direct or indirect participant in or beneficiary of the sale.

14.	Information has or will be timely supplied to the
appropriate officer of the Trust for inclusion on SEC
Form N-SAR and quarterly reports to the Trustees